Exhibit 99.1

Unum Therapeutics Reports First Quarter 2018 Financial Results and Provides Business Update

– Successfully Completed IPO and Concurrent Private Placement Raising $77 Million in Gross Proceeds –

– Initiated Cohort Expansion of ATTCK-20-2 Phase I Trial of ACTR087 in Combination with Rituximab in Patients with CD20+ r/r Non-Hodgkin Lymphoma; Updated Data Expected in 4Q 2018 –

– Phase I Trials of ACTR087 in Combination with SEA-BCMA in Patients with r/r Multiple Myeloma and ACTR707 in Combination with Rituximab in Patients with CD20+ r/r Non-Hodgkin Lymphoma Ongoing; Preliminary Data from Both Trials Expected in 4Q 2018 –

– On Track to File IND for First Solid Tumor Program, ACTR707 in Combination with Trastuzumab in Patients with HER2+ Advanced Malignancies, in 2H 2018 –

CAMBRIDGE, MA, May 14, 2018 – Unum Therapeutics Inc. (NASDAQ: UMRX), a clinical-stage biopharmaceutical company focused on the development of cellular immunotherapies based on its novel, universal Antibody-Coupled T-cell Receptor (ACTR) technology platform, today reported financial results and provided a corporate update for the first quarter ended March 31, 2018 and recent activities.

“Following our successful initial public offering in April 2018 and concurrent private placement, we are in a strong financial position to continue developing our proprietary, universal ACTR technology platform and rapidly advancing our pipeline of cellular immunotherapies through clinical development,” said Chuck Wilson, CEO of Unum. “We are currently evaluating the potential of ACTR in combination with different tumor-targeting antibodies, in three ongoing multi-center Phase I trials, ATTCK-20-2 and ATTCK-20-03 evaluating ACTR087 and ACTR707, respectively, in combination with rituximab in patients with CD20+ r/r Non-Hodgkin Lymphoma (NHL), and ATTCK-17-01 evaluating ACTR087 in combination with SEA-BCMA in patients with r/r multiple myeloma. We expect to report preliminary data from these three trials late this year. In the second half of 2018 we also look forward to filing an IND and initiating clinical development of ACTR707 in combination with trastuzumab for the treatment of patients with HER2+ advanced cancers, our first solid tumor product candidate.”

Recent Business Highlights and Outlook

•	Successfully Completed IPO and Concurrent Private Placement: In April, 2018, Unum successfully completed an initial public offering (IPO) of 5,985,000 shares of common stock at a public offering price of $12.00 per share, including the exercise by the underwriters of 215,000 shares of their overallotment option, raising $66.8 million in net proceeds. In addition, with a private placement concurrent with the IPO, Seattle Genetics, Inc. purchased $5.0 million shares of common stock at the initial public offering price. The proceeds from the IPO and the concurrent private placement will be used primarily to advance Unum’s four lead ACTR development candidates.

•	Initiated Cohort Expansion Phase of ATTCK-20-2 Phase I trial; Plans to Expand Clinical Development: In May 2018, Unum initiated the cohort expansion phase of the ATTCK-20-2 trial evaluating safety and anti-lymphoma activity of ACTR087 at the preliminary recommended phase 2 dose (RP2D) level used in combination with rituximab in patients with CD20+ r/r NHL. Unum expects to report updated data, including preliminary data from this phase of the ATTCK-20-2 trial, in the fourth quarter of 2018.

•	These data will also inform the strategy for a planned multi-center Phase II clinical trial exploring ACTR T cells used in combination with rituximab in patients with CD20+ r/r NHL who received prior CD19 CAR T cell therapy.

•	In addition, Unum intends to file a protocol amendment to the ATTCK-20-2 trial in the second half of 2018 to explore ACTR087 in combination with an alternative rituximab dosing regimen from that currently being studied. Preclinical experiments have shown that the level of ACTR T cell activity depends upon the amount of the co-administered antibody. As such, ACTR087 safety and anti-tumor activity in combination with rituximab in CD20+ r/r NHL may be even further optimized by an alternative rituximab regimen. Testing the alternative regimen will complement the clinical data being generated to support additional clinical trials with the combination.

•	Initiated Patient Enrollment and Dosing in ATTCK-17-01 Phase I trial: In the first quarter, Unum initiated patient enrollment ATTCK-17-01, a Phase I, multi-center, open-label clinical trial designed to test the safety, tolerability, and anti-myeloma activity of ACTR087 used in combination with SEA-BCMA in patients with r/r multiple myeloma. Unum is currently enrolling and dosing patients in this trial and expects to report preliminary data in the fourth quarter of 2018.

•	Continued Enrollment in ATTCK-20-03 Phase I trial: In the fourth quarter of 2017, Unum initiated patient enrollment in a Phase I, multi-center, open-label clinical trial called ATTCK-20-03, evaluating the safety, tolerability, and anti-lymphoma activity of ACTR707 used in combination with rituximab in patients with CD20+ r/r NHL. Unum has completed enrollment in the first dose level of this ongoing dose escalation study and expects to report preliminary data from the trial in the fourth quarter of 2018.

•	On Track to File IND for First Solid Tumor ACTR Product Candidate in the Second Half of 2018: Unum is on track to file an IND in the second half of 2018 for ACTR707 in combination with trastuzumab for the treatment of patients with HER2+ advanced cancers.

First Quarter 2018 Financial Results

•	Collaboration Revenue: Collaboration revenue recognized during the three months ended March 31, 2018 and 2017 of $2.2 million and $1.8 million, respectively, reflects the recognition of a portion of the $25.0 million upfront payment received from Seattle Genetics under Unum’s collaboration agreement as well as reimbursements of research and development costs by Seattle Genetics. Effective January 1, 2018, Unum adopted the new revenue recognition standard, ASC 606, which changed the manner in which the Company recognizes revenue from this collaboration agreement.

•	R&D Expenses: Research and development expenses were $8.1 million for the three months ended March 31, 2018, compared to $7.0 million for the same period last year. The increase reflects higher clinical trial costs for the three active Phase I clinical trials, as well as increased personnel-related costs, materials and facility-related costs related to scaling manufacturing processes, and increased consultant costs. This was partially offset primarily by a decrease in consulting and manufacturing costs incurred for the Phase I clinical trial of ACTR087 in combination with rituximab as there was no production activity in the first quarter of 2018.

•	G&A Expenses: General and administrative expenses for the three months ended March 31, 2018 were $1.1 million, compared to $0.9 million for the prior year period.

•	Net Loss: Net loss attributable to common stockholders was $6.8 million, or $0.66 per share, for the three months ended March 31, 2018, and $6.0 million, or $0.58 per share, for the three months ended March 31, 2017.

•	Cash, Cash Equivalents and Marketable Securities: As of March 31, 2018, Unum had cash, cash equivalents, and marketable securities of $32.4 million. This amount does not include the approximately $66.8 million in net proceeds from its IPO in April 2018, $5.0 million from the concurrent private placement, and available borrowings under its loan and security agreement of $15.0 million. The Company believes that the net proceeds from the IPO and concurrent private placement, together with its existing cash, cash equivalents, and marketable securities, will fund operating expenses and capital expenditure requirements through at least December 2019, without considering available borrowings under its loan and security agreement.

About Unum Therapeutics

Unum Therapeutics is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immunotherapy products designed to harness the power of a patient’s immune system to cure cancer. Unum’s novel proprietary technology, antibody-coupled T cell receptor (ACTR), is a universal, engineered cell therapy intended to be used in combination with a wide range of tumor-specific antibodies to target different tumor types. Unum is actively building a pipeline of product candidates composed of ACTR T cells co-administered with antibodies for use in both hematologic and solid tumor cancers. The Company is headquartered in Cambridge, MA.

Forward looking Statements

This press release contains forward-looking statements. Statements in this press release about our future expectations, plans and prospects, including projections regarding future revenues and financing performance, our long-term growth, the anticipated timing of our clinical trials and regulatory filings, the development of our product candidates, including the four lead ACTR product candidates, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Paul Kidwell, 617-680-1088

paul.kidwell@unumrx.com

UNUM THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Collaboration revenue	$2,220	$1,827

Operating expenses:
Research and development	8,142	6,952
General and administrative	1,064	944

Total operating expenses	9,206	7,896

Loss from operations	(6,986)	(6,069)

Other income (expense):
Interest income	81	90
Other income, net	170	40

Total other income, net	251	130

Net loss	(6,735)	(5,939)

Accretion of redeemable convertible preferred stock to redemption value	(16)	(16)

Net loss attributable to common stockholders	$(6,751)	$(5,955)

Net loss per share attributable to common stockholders, basic and diluted	$(0.66)	$(0.58)

Weighted average common shares outstanding, basic and diluted	10,204,591	10,190,228

UNUM THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEET DATA

(unaudited)

(in thousands)

	March 31, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$32,400	$40,961
Working capital	12,267	31,189
Total assets	43,415	49,115
Redeemable convertible preferred stock	77,167	77,151
Total stockholders’ deficit	(61,269)	(48,846)